For Immediate Release

U.S. ENERGY CORP. REPORTS FIRST QUARTER 2010 FINANCIAL RESULTS

RIVERTON, Wyoming – May 10, 2010 – U.S. Energy Corp. (NASDAQ Capital Market: “USEG”) (“USE” or the “Company”), a natural resources exploration and development company with interests in molybdenum, oil and gas, geothermal, and real estate assets, today reported highlights and financial results for the first quarter ended March 31, 2010.

Selected Highlights for the First Quarter and Period Subsequent to March 31, 2010

Highlights for the period include:

•
Initial production rate from the State 36-1 #1H completed and operated by Brigham Exploration Company (Nasdaq:BEXP) ("Brigham" or "BEXP") of approximately 3,236 barrels of oil and 3.42 MMCF of natural gas per day or 3,807 BOE/D during an early 24-hour flow back period;

•	Election to participate in the third group of five wells with Brigham under the terms of the previously announced Drilling Participation Agreement ("DPA");

•
Initial production rate from the Kalil 25-36 #1H well, completed and operated by Brigham, of approximately 1,334 barrels of oil and 1.51 MMCF of natural gas per day or 1,586 BOE/D during an early 24-hour flow back period;

•
Initial production rate from the Jack Erickson 6-31 #1H well, completed and operated by Brigham, of approximately 2,323 barrels of oil and 1.98 MMCF of natural gas per day or 2,652 BOE/D during an early 24-hour flow back period;

•
Entry into an agreement to acquire a 50% after casing point working interest in a test well (the Southern Hills Prospect) with PetroQuest in the South Chauvin Field, located in Terrebonne Parish, Louisiana.  This well is expected to spud on or before June 1, 2010;

•
Expansion of its relationship with Houston Energy, with U.S. Energy entering into an agreement to acquire a 10% after casing point working interest in initial test wells in up to five prospect areas in the Permian Basin in west Texas;

•
Successful drilling of a well with Yuma Exploration and Production Company ("Yuma"). The Weyerhaeuser 18 #1 (Astro prospect) well located in southern Louisiana and is now producing approximately 1.1 MMCFD.  The Company has an initial working interest of 4.8%; and

•	Receipt of a cash distribution of $1.1 million from Standard Steam Trust ("SST") resulting from a sale by SST of one of their prospects to an undisclosed third party for an undisclosed amount;

Press Release
May10, 2010

•	Production for first quarter 2010 totaled 88,326 barrels and 166,402 MCF or 116,060 BOE. Total daily production for the period averaged 1,290 BOED.

Financial Highlights

The following table sets forth selected financial information for the three months ended March 31, 2010 and 2009:

(Unaudited)
(Amounts in thousands, except per share amounts)

	March 31,	December 31,
	2010	2009
Balance Sheet:
Cash, equivalents & treasury	$44,830	$55,462
Current assets	$51,393	$62,100
Current liabilities	$3,252	$8,672
Working capital	$48,141	$53,428
Total assets	$144,101	$146,723
Long-term obligations	$1,627	$1,573
Shareholders' equity	$131,064	$129,133

	For the three months through March 31,
	2010	2009
Income Statement:
Operating revenues	$7,463	$1,408
Income (loss) from continuing operations	$1,336	$(3,427)
Other income & expenses	$1,121	$(32)
Income taxes	$(930)	$1,112
Net income/(loss)	$1,527	$(3,466)
Net income/(loss) per share
Basic	$0.06	$(0.11)
Diluted	$0.05	$(0.11)
Shares outstanding
Basic	26,487,162	21,654,519
Diluted	27,785,572	21,654,519

In addition to this summary of selected financial information, the Company had $19.3 million in cash and cash equivalents and $25.5 million in U.S. Government Treasuries at March 31, 2010.  These balances total $44.8 million or $1.69 per outstanding common share at March 31, 2010.  Working capital at March 31, 2010 was $48.1 million compared with $53.4 million at December 31, 2009.

* * * * *

Press Release
May10, 2010

Forward-Looking Statements

This news release includes statements which may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect,"”target,” “goal,” or similar expressions.  Forward looking statements in this release relate to, among other things, USE’s drilling of wells with Brigham Exploration, Houston Energy, Yuma, PetroQuest, and other partners, its ownership interests in those wells and their expected costs, and the oil and natural gas targets or goals for the wells.  There is no assurance that any of the wells (referenced in this press release) will be productive. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, future trends in commodity and/or mineral prices, the availability of capital, competitive factors, and other risks described in the Company’s filings with the SEC (including, without limitation, the Form 10-K for the year ended December 31, 2009 and the Form 10-Q filed May 10, 2010.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

Disclosure Regarding Mineral Resources Under SEC and Canadian Regulations

The Company owns or may come to own stock in companies which are traded on foreign exchanges, and may have agreements with some of these companies to acquire and/or develop the Company’s mineral properties.  An example is Sutter Gold Mining Inc.  These other companies are subject to the reporting requirements of other jurisdictions.

United States residents are cautioned that some of the information available about our mineral properties, which is reported by the other companies in foreign jurisdictions, may be materially different from what the Company is permitted to disclose in the United States.  For further information on the differences between the reporting limitations of the United States, compared to reports filed in foreign jurisdictions, and also concerning forward-looking statements, please see the Company’s Form 10-K (“Disclosure Regarding Forward-Looking Statements”; “Disclosure Regarding Mineral Resources under SEC and Canadian Regulation”; and “Risk Factors”).

* * * * *

For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
Reggie@usnrg.com

Nick Hurst
The Equicom Group
Investor Relations
1-403-538-4845
nhurst@equicomgroup.com